Exhibit 99.1

Omeros Completes Sale of OMIDRIA® Franchise to Rayner Surgical

SEATTLE – December 23, 2021 -- Omeros Corporation (Nasdaq: OMER) today announced that it has completed the sale of OMIDRIA (phenylephrine and ketorolac intraocular solution) 1.0%/0.3% to Rayner Surgical Group Inc., an affiliate of Rayner Surgical Group Limited. The transaction was completed pursuant to an Asset Purchase Agreement that was announced on December 2, 2021.

Omeros received approximately $126 million in cash at closing and is eligible to receive an additional $200 million in a commercial milestone payment. Omeros also retained and is entitled to collect all accounts receivable existing as of today’s closing date. Together with substantial royalties to be paid by Rayner to Omeros on net sales of OMIDRIA, the transaction is valued in excess of $1 billion.

Rayner will pay Omeros royalties on both U.S. and ex-U.S. net sales of OMIDRIA. In the U.S., the royalty rate will be 50 percent of U.S. net sales until the earlier of either January 1, 2025 or payment of the $200-million commercial milestone, after which Omeros will receive royalties of 30 percent of U.S. net sales for the life of OMIDRIA’s U.S. patent estate. The commercial milestone payment is triggered if separate payment for OMIDRIA is secured for a continuous period of at least four years. Outside of the U.S., Omeros will receive a 15-percent royalty rate on OMIDRIA net sales throughout the applicable patent life on a country-by-country basis.

About OMIDRIA®

OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is the first and only FDA-approved product of its kind and is marketed in the U.S. for use during cataract surgery or intraocular lens replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. OMIDRIA also is the only NSAID-containing product FDA-approved for intraocular use. In post-launch studies across conventional and femtosecond laser-assisted cataract surgery, OMIDRIA has been shown to (1) prevent intraoperative floppy iris syndrome (IFIS) and iris prolapse, (2) significantly reduce complication rates (including sight-threatening cystoid macular edema and breakthrough iritis), use of pupil-expansion devices, and surgical times, (3) significantly reduce intraoperative use of the opioid fentanyl and postoperative prescription opioids, (4) enable performance of surgery and postoperative care without the use of steroids, and (5) significantly improve uncorrected visual acuity on the first day following cataract surgery. While OMIDRIA is broadly indicated for use in cataract surgery, the post-launch outcomes cited above are not in its currently approved labeling.

Important Safety Information for OMIDRIA® Systemic exposure of phenylephrine may cause elevations in blood pressure. In clinical trials, the most common reported ocular adverse reactions at two percent or greater are eye irritation, posterior capsule opacification, increased intraocular pressure, and anterior chamber inflammation; incidence of adverse events was similar between placebo-treated and OMIDRIA-treated patients. OMIDRIA must be added to irrigation solution prior to intraocular use.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting inflammation, immunologic diseases (e.g., complement-mediated diseases and cancers). Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Narsoplimab is also in multiple late-stage clinical development programs focused on other complement-mediated disorders, including IgA nephropathy, atypical hemolytic uremic syndrome and COVID-19. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is in a Phase 1 clinical trial. For more information about Omeros and its programs, visit www.omeros.com.

About Rayner Surgical Group Limited

Since the implantation of the first Rayner intraocular lens by Sir Harold Ridley in 1949, Rayner has continuously pioneered intraocular lens (IOL) design with a goal to improve vision and restore sight worldwide. Today, Rayner’s mission remains to deliver innovative and clinically superior ophthalmic products that respond to the expectations of our global customers to improve the sight and quality of life of their patients.

Headquartered in Worthing, United Kingdom, Rayner markets its IOL, OVD and dry eye portfolio, worldwide in over 80 countries through a network of distributors and includes direct sales teams in the United Kingdom, USA, Germany, Austria, Switzerland, Italy, India, Spain and Portugal.

Not all Rayner products are approved for sale in every country. Please contact your local Rayner representative for details of which products are available in your area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding Omeros’ expectations with regard to the payments to be received from the transactions described herein, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, the impact of COVID-19 on our business, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or commercial products, delays in completion of ongoing or planned clinical trials, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams
Cook Williams Communications, Inc.
Investor and Media Relations
IR@omeros.com